SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CONSOLIDATED-TOMOKA LAND CO.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WHY CONSOLIDATED-TOMOKA SHAREHOLDERS SHOULD VOTE WITH THE

BOARD’S RECOMMENDATIONS AT THE ANNUAL MEETING

April 12, 2016

On March 15, 2016, Consolidated-Tomoka Land Co. (“CTO” or the “Company”) distributed a proxy statement (the “Proxy Statement”) for its annual meeting of shareholders, to be held on April 27, 2016. In the Proxy Statement, shareholders were asked to vote on the following proposals:

1.	to elect the seven director nominees listed in the Proxy Statement,

2.	to ratify the appointment of Grant Thornton LLP as the Company’s independent auditor,

3.	to approve an advisory vote on executive compensation,

4.	to vote on a shareholder proposal submitted by Wintergreen Advisers, LLC (“Wintergreen Advisers”) to request that the Company’s Board of Directors (the “Board”) hire an independent advisor to evaluate ways to maximize shareholder value; and

5.	to vote on a proposal to approve the issuance of additional shares of common stock upon conversion of our 4.50% Convertible Senior Notes due 2020.

On April 6, 2016, Wintergreen Advisers, the Investment Manager of Wintergreen Fund, Inc. (“Wintergreen Fund” and, together with Wintergreen Advisers and their affiliates, “Wintergreen”) published a statement indicating that Wintergreen intends to vote against every director nominee and every proposal except its own shareholder proposal. Our bylaws require that director nominees who do not receive a majority of the votes cast on their election resign from the Board. Wintergreen Advisers is attempting to threaten CTO with a governance crisis by seeking to remove all of our directors, despite the Company’s superior performance in executing its business strategy. Wintergreen is doing this even though in March of last year, in Wintergreen Fund’s 2014 annual report, Wintergreen Advisers was highly complimentary of CTO’s performance and management. What changed?

While our Board is in support of reviewing strategic alternatives to maximize shareholder value, we believe that Wintergreen’s strategy is to force a sale or liquidation of CTO for its own benefit, rather than the interests of all of CTO’s shareholders. The total number of CTO shares owned by Wintergreen is approximately 70 times CTO’s current average daily trading volume. This suggests that Wintergreen could not sell its CTO shares through market trades within a reasonable time and without substantial adverse impact on CTO’s share price, rendering its CTO stake relatively illiquid. Wintergreen Fund has declined in size (from $1.5 billion in net assets at the beginning of 2015 to approximately $700 million at the end of 2015, according to Wintergreen Fund’s 2015 Annual Report) while its relatively illiquid investment in CTO has remained unchanged. According to Wintergreen Fund’s own publicly available information, Wintergreen Fund’s CTO shares were its ninth largest holding at December 31, 2014, but were its second largest holding at December 31, 2015 (at approximately 9.3% of its assets under management). We suspect that the illiquidity of Wintergreen’s CTO stake may create a problematic situation for Wintergreen Fund, for which Wintergreen’s solution is to agitate for the sale or liquidation of CTO.

As CTO’s Board, we seek at all times to maximize shareholder value. We believe that our 101.8% total return from December 31, 2011 to November 19, 2015, the day before Wintergreen Advisers’ first public attack letter on November 20, 2015, shows our ability to do just that, by pursuing and executing the business strategy that we have consistently articulated in our public filings. In November 2015, we received Wintergreen Advisers’ submission of a shareholder proposal for the Company to hire a financial advisor to identify ways to maximize shareholder value. Shortly thereafter, our Board held a special meeting at which Wintergreen Advisers’ proposal was approved for inclusion in the Proxy Statement, and the Board formed a committee of independent directors (the “Independent Committee”) to hire an independent financial advisor for that purpose. After a thorough process involving proposals from nine investment banking firms, in February 2016 the Independent Committee hired Deutsche Bank Securities Inc. (“Deutsche Bank”) to advise it as to CTO’s strategic alternatives. The Independent Committee and Deutsche Bank are conducting a careful and thorough analysis of ways to maximize shareholder value. We will provide an update at our annual meeting on April 27, 2016.

In recent months, Wintergreen has consistently claimed that the Company’s share price has declined not because of Wintergreen’s campaign to disparage our Board and our management team, and its attempt to force a sale or liquidation, but because of the Company’s actions. In fact, the Company has a record of great success in recent years, as outlined in this letter. As we have continued to pursue our business strategy, we can point with pride to our achievement of land sales and earnings growth. Our Board, a majority of whom were originally recruited and nominated by Wintergreen Advisers, has rejected Wintergreen’s claims and consistently and repeatedly has expressed its full support for management.

We believe that Wintergreen’s public attacks on the Company have only hindered our efforts to maximize shareholder value. In a series of letters since November, Wintergreen has asserted a wide variety of claims that management has violated its duties to shareholders. Our Audit Committee and other committees of independent directors, most of them originally recruited and nominated by Wintergreen, have retained independent counsel and independent accountants, and have devoted significant time and expense looking into each claim. To date, the Company has incurred approximately $1 million of costs associated with the investigations of all of Wintergreen’s claims. None of Wintergreen’s claims have been found to have any basis or merit. We believe, however, that Wintergreen’s allegations have undermined public perceptions of the Company’s value by creating the impression that the Company may be forced to sell its assets in a “fire sale,” which we believe would not be in the best interests of the shareholders.

Wintergreen Advisers now states that it will vote against all of our directors and our independent auditor because of its baseless claims. Let us now examine Wintergreen’s planned proxy votes:

1.

Wintergreen will vote against all of our directors, a majority of whom were originally recruited and nominated by Wintergreen. Our bylaws require that directors who do not receive a majority of the votes cast on their election must resign. Wintergreen seeks to force the resignation of our entire board, including its own nominees, apparently thinking that this will make the sale of the Company more likely. Instead, our shareholders would suffer significant harm. We recommend that the shareholders vote in favor of all of the seven director nominees listed in the Proxy Statement.

2.	Wintergreen will vote against ratification of the appointment of Grant Thornton as our independent registered public accounting firm. Grant Thornton is a widely known and respected public accounting firm, and we know of no reason why we should replace Grant Thornton. Our Board and Audit Committee fully support Grant Thornton and recommend that shareholders vote to ratify its selection.

3.	Wintergreen will vote against approval of the compensation of the named executive officers. Wintergreen has made inflammatory and inaccurate claims that John Albright’s compensation has increased by over five times his 2014 compensation. Wintergreen fails to note that Mr. Albright’s base compensation and bonuses from 2014 to 2015, in the aggregate, increased less than 2% and that the primary cause of the increase in compensation shown in the Proxy Statement is the estimated value that the equity incentive grants received by Mr. Albright in 2015 would have if all the grants vested. The majority of Mr. Albright’s equity incentive grants are restricted shares that will vest only if the Company’s stock price appreciates significantly. These incentives align Mr. Albright’s compensation with increases in shareholder value through stock appreciation.

Wintergreen blames the Company’s recent share price performance on management. Our Board rejects this claim. Management has successfully pursued a business strategy that has caused our net income and net income per share to double over the last two years, and has caused our total operating income to triple over that period. Further, the Company, under the current management team, has executed through March 31, 2016, 16 land sales (five of which have projects under construction) for total proceeds exceeding $37 million, and has a current pipeline of transactions that would generate an additional $54 million in proceeds, if completed. Our Board and Compensation Committee recommend that the shareholders vote to approve the compensation of our executive officers.

4.	Wintergreen will vote not to authorize the issuance of shares of common stock upon conversion of the Company’s 4.50% Convertible Senior Notes due 2020 (the “Convertible Notes”). When we issued the Convertible Notes in March 2015, we agreed to seek shareholder approval to allow the Company the flexibility to issue, upon conversion of the Convertible Notes, shares in excess of 20% of our shares outstanding. As mentioned in our most recent annual report, however, the Company intends to settle the Convertible Notes in cash upon conversion with any excess conversion value to be settled in shares of our common stock. Our Board recommends authorization of the issuance of additional shares of common stock upon conversion of the Convertible Notes.

Wintergreen has argued that the Company should use the proceeds from recent property sales to pay down debt. Use of these proceeds to pay down debt, however, would expose the Company to significant tax liability and would be contrary to the objective of maximizing shareholder value, as we would be repaying the debt with after-tax dollars. The property sales, consistent with our business strategy, have been made as part of a tax-free exchange structure that defers realization of taxable gain pursuant to Section 1031 of the Internal Revenue Code.

As described in this letter, we have had great success executing our strategic business plan. With the ongoing support of our shareholders, we will continue to pursue a strategy that has generated significant value for the Company and a 101.8% total return from December 31, 2011 to November 19, 2015, the day before Wintergreen Advisers’ first public attack letter.

At the same time, the Board will assist and support the Independent Committee’s efforts with Deutsche Bank to find strategic alternatives to maximize shareholder value.

We ask that you vote your CTO shares as recommended by the Board.

You may vote your shares by following the instructions on the notice of availability of proxy materials which you previously received; or, if applicable, by completing and returning the proxy card included with your Proxy Statement. Should you need assistance in casting your vote, feel free to call our proxy solicitor Georgeson LLC toll-free at 1-800-905-7281.

ON-LINE ANNUAL MEETING MATERIALS:

www.investorvote.com/CTO

Your vote is important!

The Board of Directors of Consolidated-Tomoka Land Co.

Jeffry B. Fuqua, Chairman

FORWARD-LOOKING STATEMENTS

Certain statements contained in this document are forward-looking statements. Words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” and similar expressions identify certain of such forward-looking statements, which speak only as of the dates on which they were made. Although forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause actual results to differ materially from those set forth in the forward-looking statements. Such factors may include uncertainties associated with the closing of planned property sales, the possible strategic alternatives that might be identified during the Company’s review of strategic alternatives, and the other uncertainties and risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 as filed with the Securities and Exchange Commission. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.